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                                                                     EXHIBIT 4.2

                            FORM OF LETTER AGREEMENT
                             GRANTING COMMON SHARES
                       TO EMPLOYEES AND IMPOSING TRANSFER
                           AND FORFEITURE RESTRICTIONS
                              ON THE COMMON SHARES

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                               [CRONOS LETTERHEAD]



                                                                  May ____, 2002


TO:      Employees of The Cronos Group and its Subsidiaries


         I am pleased to announce that the Board of Directors of The Cronos Group (the "Company") has approved the grant of 100 common shares (the "Shares) to eligible employees of the Company and its subsidiaries. Employees who are employed on a full-time basis and have been employed for at least twelve (12) months are eligible to receive Shares. Officers are not included in the employees eligible to receive Shares. The Board has approved the Share grants to increase the number of our shareholders, to further align the interests of our employees with the interests of our shareholders, and to thank our employees for their dedication and support. This letter and the enclosed Prospectus describe the terms and conditions of the Share grants.

FORFEITURE CONDITION

         Vesting of the Shares is conditional upon your continued employment by your Cronos employer for two years from the date of grant. If you terminate your employment with your employer or if you are terminated by your employer prior to the second anniversary of the date of grant, then you will forfeit all interest in the Shares. You will be entitled to all rights of a shareholder of the Company until any forfeiture of the Shares, including the right to vote the Shares, to attend meetings of shareholders, and to receive any dividends or distributions made on or with respect to the Shares. If you are continuously employed by your employer until the second anniversary of the date of grant, then the Shares shall vest and not be forfeitable.

         In the event of a forfeiture of all interest in the Shares, then the Shares will immediately, at the instruction of the Company to its transfer agent, and without any further action on your part, be transferred back to the Company. No payment shall be made to you by the Company as a result of any forfeiture of the Shares. Upon forfeiture, the Shares will be deemed treasury shares of the Company (i.e., authorized shares no longer issued and outstanding) and will be available for reissuance by the Company without any further obligation or payment to you.
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Employees of The Cronos Group
and its Subsidiaries
May ___, 2002
Page 2

         The two-year restriction on vesting of the Shares will also lapse upon your death or disability, or a "change in control" of the Company, as defined on Exhibit A to this letter. For purposes of the foregoing, you will be deemed "disabled" if you fail to perform your duties as an employee owing to illness or other incapacity and the failure continues for a period of more than six (6) consecutive months. Determinations of disability will be determined by your employer.

RESTRICTIONS ON TRANSFER OF SHARES

         As a condition to the grant of the Shares to you, you agree not to transfer, sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or agree to engage in any of the foregoing transactions with respect to the Shares for a period of twenty-four (24) months from the date of grant; provided, however, that the Shares will be transferable by you by will or by the laws of descent and distribution, and provided further, however, that the Shares will be transferable, saleable, and assignable by you upon any "change in control" of the Company, as defined in Exhibit A to this letter.

PLEDGE OF SHARES

         To secure your agreement to the forfeiture condition and transferability restrictions stated above, you agree to pledge the Shares to the Company. The Company shall hold the certificate representing the Shares until such time as the Shares have vested and the restrictions on transferability of the Shares have expired. At such time, the Company shall instruct its transfer agent to deliver to you a certificate representing the Shares, without the legends referring to the forfeiture or transferability restrictions stated herein.

CERTIFICATE LEGEND

         The certificate representing the Shares will contain a prominent legend stating the forfeiture condition and restrictions on transfer described above.

BINDING LETTER AGREEMENT

         This letter agreement will be binding upon you and your assigns, heirs, and personal representatives. Please indicate your acceptance of the common share award, your acknowledgment and agreement to the foregoing forfeiture and transfer restrictions and to the pledge of the Shares to the Company, and your consent
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Employees of The Cronos Group
and its Subsidiaries
May ___, 2002
Page 3

to a retransfer of the Shares to the Company in the event that you forfeit the Shares, by signing and returning to me the enclosed counterpart of this letter.

                                             Very truly yours,



                                             Dennis J. Tietz
                                             Chairman of the Board and
                                             Chief Executive Officer


ACCEPTED, ACKNOWLEDGED,
AND AGREED TO:



----------------------------------------
              (Signature)


Print Name:
           -----------------------------


Date:                       , 2002
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                                    EXHIBIT A

                                THE CRONOS GROUP

                         DEFINITION OF CHANGE IN CONTROL


         For purposes of the foregoing letter, the term "Change in Control" shall be defined to mean the occurrence of any of the following events:

                  (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Act") (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities;

                  (ii) the closing of an agreement and plan of merger or consolidation of the Company with any other corporation is approved, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or

                  (iii) the closing of an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets other than the sale of all or substantially all of the assets of the Company to person or persons who beneficially own, directly or indirectly, fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.